Exhibit 21.1

Direct and Indirect Subsidiaries of SigmaTel, Inc.

SigmaTel Asia, Limited, a corporation organized under the laws of Hong Kong

SigmaTel Singapore Holdco Pte. Ltd, a corporation organized under the laws of Singapore

SigmaTel Singapore SMS Pte. Ltd, a corporation organized under the laws of Singapore

SigmaTel Korea, Ltd, a corporation organized under the laws of Korea

SigmaTel Caymans, a corporation organized under the laws of the Cayman Islands

SigmaTel International Holdings, Inc., a Delaware corporation

SigmaTel UK Limited, a corporation organized under the laws of the United Kingdom

SigmaTel Japan Y.K., a corporation organized under the laws of Japan

SigmaTel (Shenzhen) Co. Ltd., a corporation organized under the laws of China

Protocom Corporation, a Delaware corporation